UNITED STATES
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Airgas, Inc.
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Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
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On June 3, 2010, John McGlade, Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc., gave a presentation at the Sanford C. Bernstein Strategic Decisions Conference.  Below is a transcript of the portions of the presentation related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc. and expected proxy solicitation in connection with Airgas’ 2010 annual shareholder meeting.  The presentation was posted for replay on June 4, 2010.

John McGlade - Air Products and Chemicals Inc. - Chairman, President, CEO

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At this point, I was going to switch gears and just give you a brief update. There's a lot in the press. There's a lot been written. There won't be anything new that, if you've been following this, that you I'm sure haven't heard. But it is a significant opportunity for us as a company, but it's an opportunity. It's an opportunity that we will pursue, provided that underlying growth opportunity that I just articulated to you and our focus on improving returns aren't jeopardized. The outcome and the reason for following this is a result of our views on our global gases strategy, which is where you can create, per that slide with the blue arrow, where you can create opportunities to create density across all three modes of product supply. That's the packaged gases business, the liquid bulk business, and the on-site side. You really have the opportunity to drive growth and improve your productivity against those aspects.

From a US perspective, Airgas represents an interesting option or opportunity for us to move into that market where we don't have a position today, unlike the fact that we have large positions in Europe and in many of the countries that I've talked about or in the JVs that you saw on the prior slide.

I'm not going to go through all the points in this slide other than to highlight a couple. This is a high-level summary. What you ought to take away from this slide is, at the time of our tender offer or at the time of our offer, it represented a 38% premium to the closing price of the Airgas stock. The day before, that's the $60 a share. It's accretive for Air Products at that, both on a cash and a GAAP basis. We have the financing locked up and we are well along the process on seeking regulatory approval.

I might remind everyone in the room here that -- the comment a moment ago. We don't have a packaged gas business in the United States, and so we've been pretty clear in the regulatory process that, where we have overlap, which is in some of the liquid bulk business facilities, that we would divest those as part of achieving regulatory approval.

As we have been out and discussed this with many, I think the strategic and industrial logic going back to the comments of creating that capability around asset density, in this particular case, we would end up being one of the largest industrial gas companies in North America with a strong, diverse product portfolio against all three modes of supply across the globe. We believe that the skill sets for the two organizations are highly complementary. Airgas has done a wonderful job in building a great business that has a lot of touch points to the customer, some 1500 salespeople around the US, which gives us access to markets that aren't achievable for us to enter or access without a packaged gas business today, access to customers that we wouldn't be able to necessarily access today. But we also believe that we bring some significant strengths to the table as well in terms of our technology, our applications capability, our engineering, and our operating skill sets that allow us -- in my mind, the combination of the two companies create a good opportunity for growth but also a good opportunity to drive operating cost synergies across the business.

Then finally, there are opportunities, in my mind, to help take the Airgas model globally, leveraging the infrastructure that we have on a global basis, and also leveraging the infrastructure in an investment that we've made in a global ERP underpinned by an SAP system and global work processes which all gear toward helping to drive the synergies we mentioned in our offer. We expect full-year synergies by year two of $250 million per year.

So, the point of this slide is we are committed to following this transaction. We've laid out a strategy; we are following that strategy. I get a lot of questions on this. I'm sure we will have some questions in the audience today. I hope we have some questions around the base business opportunity as well because it is very bright and alive.

But my point here is that we are committed, but we are going to be disciplined in this. We're going to strike the right balance for our shareholders, product shareholders, in making sure that, as this process unfolds, that we don't get ourselves into a situation that would then have us make choices between investments in our other businesses or investments in the growth opportunity that exists around the globe.

More recently, we put forth why there was access to the Airgas proxy, a series of proposals that has -- they have a staggered board that has us proposing three directors, three I think very well and experienced directors, as well as a number of other proposals, as you can see, really geared to get an independent hearing of the offer that we have out in front of the Airgas shareholders.

So if I were to wrap up with just a couple of comments, going back to the broader Air Products story, a good industry to be part of, some very unique business models that allow high stability of cash flow, a pretty interesting set of growth opportunities against the overall business in their own right, and a very unique opportunity represented by an efficient way to reenter the US packaged gas business by the Airgas transaction at the right price and at the right time. Finally, all of that really gearing up to, on the far right-hand part of this slide, our commitment to you, our shareholders, and our shareholders across the globe to continue to be focused on driving double-digit EPS returns and to continue our focus on improving our returns from a margin and a return on spread over our cost of capital.

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Jeremy Redenius - Sanford C. Bernstein - Analyst/Moderator

Thank you. One question about valuation -- why do you believe there is a gap between Air Products and your big [pierce]? What is the market missing?

John McGlade - Air Products and Chemicals Inc. - Chairman, President, CEO

I think there's two answers here on valuation. First and foremost, as you would expect and you folks understand it as well or better perhaps than me, when you introduce uncertainty into a stock and a pending acquisition, will it go, won't it go, at what price, puts a level of uncertainty into the dynamic. We suspect and I think you would agree that has a dampening effect on the current valuation of our stock, not unanticipated, something that, as we went through this process with our advisors, we expected. It's where we have expected.

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Jeremy Redenius - Sanford C. Bernstein - Analyst/Moderator

A question about the proposed transaction -- it sounds like there is some concern about it being perhaps a distraction or even a clash of culture. How would you respond? How would you perhaps frame the discussion on that topic?

John McGlade - Air Products and Chemicals Inc. - Chairman, President, CEO

First, on the distraction part, obviously I made a comment in my talk where I would not have been supportive, nor would our board, nor would our management team have been supportive if we felt that doing this would jeopardize our ability to execute against our growth and our financial return strategies. I don't believe we have. I believe we have the strategy in place so we won't. You saw in our Q1 and Q2 results that we made great progress towards our margin goals. Two quarters don't make a year, and we've got to keep that focus up. We've given you guidance that would underscore that we will keep that focus up and we've got to play that out, but I don't believe we have an issue there.

On the culture side, there's a lot that's been made about that in the press and elsewhere. I just want to be clear. I absolutely understand the value of the entrepreneurial high customer touch spirit that Airgas has, and I value that. The last thing in the world when you're paying a premium of 38% -- do you want to jeopardize that value.

Having said that, I don't think it is fair to say we don't understand that because we operate packaged gas businesses all over the world. I articulated some of the key customer relationships we have with some of the most well-respected electronics firms in the globe. I could go through that on some of the top oil companies, top steel companies, etc. So the management team and myself understand the importance of maintaining that high touch customer relationship building.

What I don't think is being given enough due, quite frankly, is there is an opportunity here to drive operational efficiencies and help Airgas, in my mind, improve their operating margins, which are significantly below the operating margins of their competitor in the United States and also below operating margins of packaged gas businesses that we and others own around the globe.

Jeremy Redenius - Sanford C. Bernstein - Analyst/Moderator

Another question about the deal and the timing -- cylinders and packaged gas is being relatively light -- late cycle, that is as the economy has receded, people have started to return cylinders and the rental income is lost. As the deal timing is drawn out, does that concern that that will hit the business and then start to improve as the economy picks back up?

John McGlade - Air Products and Chemicals Inc. - Chairman, President, CEO

It's true that packaged gas businesses in general tend to be late cycle. That's clearly the rental income is one element of it. But some of the other elements are of course the market sectors, some of the market sectors that they support. So you can think of maintenance and people go through a lot of maintenance when you're in a recession or when you're not operating your facilities at 100%, construction market, etc.

Our view in how we modeled Airgas and frankly how we've modeled our outlook, if you will, in this fiscal year -- and our outlook is you're going to see recovery around the globe and it's going to be slow. And it's not going to be all that quick. In that sense, we will see how time plays out. We have tried to put a really solid strategy on the table with a very firm commitment, as shown on the one slide I had up there, that we are serious. We financed it. We are well into the regulatory process, and we are ready to go. We've got proposals out there that we hope the Airgas shareholders will vote on that help accelerate this process and get it done in a timely manner.

Jeremy Redenius - Sanford C. Bernstein - Analyst/Moderator

One of the aspects of the deal, you had mentioned the opportunity for international expansion with Airgas in the portfolio. Could you perhaps describe some of the opportunities you have in mind?

John McGlade - Air Products and Chemicals Inc. - Chairman, President, CEO

Well, Airgas really is not sort of -- it is one element of a broader strategy that gets to having all three modes of supply in a given region. We've assessed our positions all over the globe, identified areas where we had that, made sure that we liked how we are executing there, and have taken actions if we haven't, areas where we have some elements of it and areas where we don't have any elements of it. We didn't have the packaged gas position in the United States. That's Airgas.

In other parts of the world, we have elements of that and we are looking at how do we build in small enabling acquisitions in one space or another in that area, or organic buildout of positions around asset positions that we've already established. It really goes around the globe -- whether it be Asia, whether it be some of our positions in our joint ventures, and frankly in Europe where they don't meet necessarily the materiality level of some of the tonnage deals but where there are small additions to existing packaged gas or merchant positions that just help you build out your infrastructure and capability.

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